EXHIBIT 7a
----------
                        EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 1, 2001, by and between GUY
     A. ARCHBOLD ("Employee") an individual resident of the State of California, and CHAPEAU, INC., a Utah corporation (the "Employer") located at 9525 Windrose Lane, Granite Bay, CA, based on the following:

     Premises

          Employee wishes to be employed by the Company and the Company desires to provide employment to Employee, all on the terms and conditions set forth in this Agreement.

     Agreement

           NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived from herein, it is hereby agreed as follows:

          1.   Employment and Term.

          (a) The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth herein. The initial term of Employee's employment shall be for a three (3) year period beginning on the date of this Agreement. After the first anniversary, this Agreement shall be automatically renewed so that it always has an unexpired term of one (1) year, unless action is taken by one of the parties to terminate this Agreement in accordance with the other provisions of this Agreement. The initial term, plus the automatic extension, is hereinafter referred to as the "Employment Period." At any time during the Employment Period, the Company may terminate the automatic renewal feature of this Agreement by providing written notice to Employee, and Employee may terminate the automatic renewal feature of this Agreement by providing written notice to the Company

           (b) During the Employment Period, Employee will serve as the Chief Executive Officer of the Company. Employee also agrees to serve in such comparable positions for the Company and its subsidiaries as shall, from time to time, be determined by the Company's board of directors or authorized officers. Employee agrees to perform such duties as are appropriate for an employee of the Company and as may be assigned to him from time to time by the Company. The job responsibilities of Employee shall not be materially changed without the prior written mutual consent of the Company and Employee. Employee shall comply with the reasonable employee policies of the Company.

          2.   Performance of Services.

          (a) During the Employment Period, Employee agrees to perform faithfully the duties assigned to him by the Company, to devote his full and undivided business time, attention, and services to the business of the Company and not to engage in any other substantial business activities; provided, however, that nothing herein shall restrict Employee from conducting other business that does not conflict with his obligations under the terms of this Agreement.

          (b) All duties hereunder shall be rendered in Placer County, California, and Washoe County, Nevada, on a temporary basis, at such other places as the interests, needs, business, and opportunities of the Company shall require; provided, however, that (i) Company shall pay all reasonable expenses incurred by Employee as a result of such temporary duties, and (ii) Employee shall not be required to relocate his residence without the prior written mutual consent of the Company and Employee.

           (c) Employee shall observe and comply with the commercially reasonable rules and regulations of the Company respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of the Company as they may be from time to time communicated to Employee either orally or in writing. Employee shall give precedence to all applicable rules, regulations, and laws governing the business of the Company known to Employee.

           3.    Exclusivity  of Services and Nondisclosure  of
     Confidential Information.

          (a) Employee agrees that for a period ending one (1) year after the termination of the Employment Period, or for a period ending two (2) years after the termination of the Employment Period if the Company continues to pay Employee's salary as of termination during said period of one (1) year, he will not:

           (i) engage in any activity competitive with the business of the Company or any of its affiliates, directly or indirectly, in the market defined in subparagraph 3(c), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

           (ii) solicit, in competition with the Company, any person who is a customer of the business conducted by the Company at the date hereof or a customer of the business conducted by the Company at any time during the Employment Period; and

           (iii)     induce or attempt to persuade any employee
     of   the  Company  to  terminate  his  or  her  employment
     relationship in order to enter into employment with any party in competition with the Company.

          (b) Employee further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use in a competitive way against the Company during the non-compete period of subparagraph 3(a), disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential proprietary information of the Company, except to the extent authorized in writing by the Company. Upon termination of his employment hereunder, Employee will surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment by the Company (together with all copies thereof); provided, however, that Employee may retain copies of such documents as are necessary for Employee's personal records for income tax purposes. For purposes of this subparagraph 3(b), proprietary information about the business of the Company shall be treated as confidential until it has been published or is generally or publicly known outside the Company or has been recognized as standard practice outside the Company or has been required by law to be disclosed or has been lawfully received by Employee from a third party not obligated to keep such information confidential. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

           (c) The following provisions shall apply to the covenants of Employee contained in this section 3:

           (i) The covenants contained in clauses (i) and (ii) of subparagraph 3(a) shall apply to those markets in which the Company is doing business at the termination of the Employment Period and those markets in which the Company has publicly issued written plans to enter prior to the termination of the Employment Period.

           (ii) Employee agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to the Company as will be irreparable. Therefore, without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Employee of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Company for such a violation and that the Company shall be entitled to injunctive relief to prevent any such violation or continuing violation thereof.

           (iii) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          4.   Business Ideas.

           (a) Employee acknowledges that the Company will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Employee, either alone or with employees or consultants of the Company, during the Employment Period.

           (b)   Employee  agrees that, during  the  Employment
     Period, he will:

           (i) assign to the Company all Business Ideas and promptly execute all documents which the Company may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

          (ii) promptly disclose to the Company all information concerning all material Business Ideas originated by Employee or any employee of the Company, which come to his attention and which concern the business of the Company.

          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Employee in connection with his employment by the Company and which relate to the business of the Company.

           5. Compensation and Benefits. For all services rendered by Employee pursuant to this Agreement, the Company shall compensate Employee as follows:

           (a) As annual compensation for Employee's services hereunder, in accordance with its normal and commercially reasonable payroll practices, the Company agrees to pay Employee bi-monthly during the Employment Period an initial base salary of $175,000 per annum payable in arrears on the 15th and last day of each month at a rate of $14,583.33 per month.

          (b) Employee shall be entitled to participate in any bonus program or other incentive compensation or retirement programs established by the Company. The amount of any bonus shall be determined in the sole discretion of the board of directors or compensation committee, taking into consideration the growth and profitability of the Company, the contribution of Employee to the business and operations of the Company, the performance of Employee measured against budgets and performance goals established by the Company, and other factors deemed relevant.

           (c) Employee shall be entitled to vacation and sick leave in accordance with the general policy of the Company for executive level employees, but in any case not less than eight (8) paid Federal Holidays, fifteen (15) paid vacation days per annum, and up to five (5) personal days for use as sick days or for other personal obligations per annum. Vacations shall be taken by Employee at a time and with starting and ending dates mutually convenient to the Company and Employee. Any Federal Holiday which Employee does not take shall be converted into an additional vacation day. Vacation days or portions of vacation days not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

           (d) The Company shall promptly reimburse Employee for all proper expenses incurred by him on behalf of the Company in the performance of his duties hereunder in accordance with the commercially reasonable policies and procedures established by the Company prior to Employee incurring said expenses. In any event, the Employee shall be authorized and as such, limited to incur or expense a maximum of $5,000.00 for any single item or expenditure. Any expenditure exceeding $5,000.00 shall require the approval of the Board of Directors or Chief Financial Officer of the Employer.

           (e) The Company shall provide Employee with health and medical insurance policies, and other benefits on no worse terms than those offered to any other person by the Company. The Company shall additionally provide to Employee incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans, which are consistent with and similar to such plans provided by the Company to its directors, officers, and executive level employees generally.

           (f) The Company shall withhold from Employee's compensation hereunder all proper federal and state payroll and income taxes on compensation paid to Employee and shall in every pay period provide an accounting to Employee for such amounts withheld. The Company acknowledges that Employee is a resident alien and a resident of California, and the Company will comply with all federal and state rules and regulations concerning employees with this status.

          (g) To the extent the Company offers benefits to the spouses of employees, the Company shall offer the same benefits to the Employee.

          (h) Employee shall receive options to purchase EIGHT HUNDRED THOUSAND (800,000) shares of the Company's common stock, of which options to purchase 266,666 shares at a strike price of $.50 per shares shall vest immediately upon execution hereof. The option to purchase the additional 533,334 shares, of which one-half (1/2) shall be at a strike price of $1.50 per share and one-half (1/2) shall be at a strike price of $2.50 per share, shall be exercisable and vest monthly over a three-year period coinciding with the Employer's annual operating year. Such incentive stock options shall be exercisable for three (3) years from the date of issuance, and one hundred percent (100%) of unvested options shall vest immediately upon the consummation of a Change of Control, as such term is defined in the immediately following sentence. As used in this Agreement, the term "Change of Control" shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power entitled to vote in the election of directors of Company (including any transaction in which Company becomes a wholly owned or majority owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Company does not survive, (iii) any merger or consolidation in which Company survives, but the shares of Company's Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of Company after such merger or consolidation, and (iv) any transaction in which more than 50% of Company's assets are sold.

           (i) In the event that any payment or benefit received or to be received by Employee in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement (collectively, the "Total Payments") is deemed to be an "Excess Parachute Payment" (in whole or in part) to Employee as a result of Section 280G and/or 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Employee by Company hereunder, Company shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Employee, in addition to any other payment, coverage or benefit due and owing hereunder, an amount such that Employee's net after-tax position will be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section, no portion, if any, of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account..

          6.   Termination of Agreement.

           (a) Termination by the Company for Cause. The Company shall have the right, without further obligation to Employee other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Employee has materially breached the terms hereof, but only if the Employee fails to reasonably cure such breach within twenty (20) days following the receipt of notice by Company setting forth the conditions giving rise to such breach; (ii) Employee, in the reasonable determination of the board of directors of the Company by majority vote at a duly called meeting of the board at which Employee shall have a right to be present and represented by legal counsel and at least ten (10) days prior to which Employee shall have received notice of the alleged basis for such proposed termination, has materially and consistently failed to perform Employee's duties, been materially and consistently negligent in the performance of Employee's duties, or has engaged in material willful or gross misconduct in the performance of his duties, but only if the Employee fails to cure such breach within twenty (20) days following the receipt of notice by Company setting forth the conditions giving rise to such breach; or (iii) Employee has been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Company.

            (b) Termination upon Death or Disability of Employee. This Agreement shall terminate immediately upon Employee's death. This Agreement shall also terminate on the continued disability of Employee for a consecutive period of ninety (90) days. For purposes of this paragraph "disability" shall be defined as the inability of Employee to substantially perform his duties under this Agreement after the Company has made commercially reasonable efforts to accommodate such disabilities or offered Employee suitable alternative employment

            (c) Termination by Employee for Good Reason. Employee shall have the right without further obligation to the Company to terminate this Agreement for good reason ("Good Reason") in the event of (i) the Company's breach of any covenant or term of this Agreement, (ii) a determination by Employee that the Company is engaged in any activity which Employee reasonably believes, upon the advice of counsel, constitutes a violation of applicable federal or state law, or (iii) the material alteration or restriction of Employee's authority, duties and responsibilities in a manner inconsistent with Employee's position and status with the Company, but only if the Company fails to cure such breach within twenty (20) days following the receipt of notice by Employee setting forth the conditions giving rise to such breach.

          (d) Voluntary Termination by Employee. Employee may voluntarily resign his employment at any time by giving 30 days written advance notice to Company.

          (e)  Termination Payments.

           (i) Termination for Any Reason. In the event that Employee is terminated for any reason, the Company shall deliver to Employee within thirty (30) days following the effective date of such termination all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, any other benefits specifically provided to Employee under any benefit plan, and any other benefits called for under this Agreement or by operation of law.

           (ii) Termination by the Company for Other Than Cause or Voluntary Termination by Employee. In the event that Employee is terminated other than by the Company for Cause or voluntary termination, the Company shall within thirty
     (30) days following the effective date of such termination pay to Employee the annual amount of Employee's base salary in the event of termination prior to the first anniversary of this Agreement, or one half of the annual amount of Employee's base salary in the event of termination thereafter.

           (f)  Options Held by Employee.  Any options held  by
     Employee at the time of termination of this Agreement shall be treated as follows:

           (i) In the event of voluntary termination or termination by the Company for Cause, all unvested options shall immediately terminate and be unexercisable and all vested options may be exercised for a period of six-months or, if shorter, the unexpired term of the options;

           (ii) In the event of termination for any other reason, all unvested options shall vest immediately upon termination and shall remain exercisable for the unexpired term of the options.

           (iii) Notwithstanding the above, any initial options granted to Employee at the commencement of his employment with the Company shall, in the event of termination for reasons other than Cause or voluntary resignation, vest immediately upon termination and shall remain exercisable for the unexpired term of the option. However, restricted stock shall be issued in connection with any such exercise restricting the sale of stock until one year after the date of this Agreement.

          (g) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of the Company, Employee agrees, upon termination of this Agreement for any reason, or the expiration of the Employment Period, at no additional expense to Employee, to engage in an exit interview with the Company at a time and place designated by the Company.

           7. Indemnification. The Company shall indemnify Employee and hold Employee harmless from liability for acts or decisions made by Employee while performing services for the Company to the greatest extent permitted by applicable law. The Company shall use its best efforts to obtain coverage for Employee under any insurance policy now in force or hereafter obtained during the term of this Agreement and for six (6) years thereafter insuring officers and directors of the Company against such liability. For the term of this Agreement and for six (6) years thereafter, the Company shall (i) provide in its charter and bylaws for mandatory indemnification of directors and officers to the maximum extent permitted by law, (ii) provide in its charter and bylaws that the personal liability of directors and officers for monetary damages shall be limited to the maximum extent permitted by law, and (iii) carry directors and officer liability insurance in amounts and with terms appropriate to the Company and its business as determined in the reasonable judgment of the board of directors. Upon request by Employee the Company shall advance within 10 business days of such request any and all expenses, including reasonable attorneys' fees and the cost of any investigation and preparation incurred in connection with any matter for which Employee is or may be entitled to indemnification hereunder. Company shall also indemnify Employee from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce Employee's rights under this Section 7 or under applicable law or Company's charter or bylaws now or hereafter in effect relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by Company, such Liabilities and Costs to be reimbursed to the Company within ninety days in the event Employee is not successful in such attempt to enforce asserted rights. The Company's reimbursement and indemnity obligations shall be in addition to any liability the Company may otherwise have at law or under any other agreement. Employee agrees to indemnify and to hold the Company harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Employee's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, material willful misconduct, or material willful and knowing violations of the terms of this Agreement.

           8. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Employee, to:      Guy A. Archbold
                                   9525 Windrose Lane
                                   Granite Bay, CA 95746
                                   Fax:  (916) 780-6633
                                   Confirmation: (916) 780-6764


             If to the Company, to:    Board of Directors
                                       ______________________
                                       Chapeau, Inc.
                                       ______________________

                                   9525 Windrose Lane
                                   GraniteBay, CA  95746
                                   Fax:  (916) 780-6633
                                   Confirmation:   (916)  780-6764

          With a copy to:          Craig G. Christensen
                                   Christensen and Barrus
                                   2999 Douglas Blvd. #185
                                   Roseville, CA  95661
                                   Fax:    (916) 786-9977
                                   Confirmation: (916) 786-9900

          9. Assignment. Except to any successor or assignee of the Company as provided in subparagraph 6(c), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

          10. Arbitration. In the event of any dispute under the terms of this Agreement, the parties shall use their good faith efforts to resolve such dispute. In the event that the parties cannot resolve the dispute, it shall be submitted to binding arbitration in Reno, Nevada under the rules of the American Arbitration Association.

          11. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

           12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

          13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of California.

          14. Attorneys' Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the non-breaching party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

           15.   Costs.   Each of the parties  shall  bear  its
     respective costs associated with this Agreement and the transactions contemplated hereby, including legal fees, and other costs and expenses.

           16. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement shall only be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived, or the time for performance thereof may be extended, by a writing signed by the party or parties for whose benefit the Provision is intended.

           17.   Successors and Assigns.  This Agreement  shall
     inure to the benefit of and be binding on the parties  and
     their   successors,   assigns,   heirs,   executors,   and
     administrators.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Employee has signed this Agreement as of the date first above written.


                              The Employer:

                                   CHAPEAU, INC.
                                   A Utah corporation
                                   By


                              Employee:


                                   GUY A. ARCHBOLD